Exhibit 99.1

VAALCO ENERGY, INC. ANNOUNCES CHANGE IN SENIOR LEADERSHIP

HOUSTON – September 2, 2022 – VAALCO Energy, Inc. (NYSE: EGY; LSE: EGY) (“VAALCO” or the “Company”) today announced that Michael Silver, its Executive Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer, has advised of his intention to leave VAALCO to pursue other interests. Mr. Silver will remain with the Company for a transitional period to facilitate consummation of the proposed arrangement with TransGlobe Energy Corporation. The Company has launched an executive search to find a replacement for the position.

Mr. Silver was named Vice President and General Counsel on April 1, 2019 and before that served as VAALCO’s Senior Counsel since joining the Company in November 2018. Prior to joining VAALCO, Mr. Silver had a long and successful career with multiple legal roles for a number of companies in the energy sector. Mr. Silver began his career with ExxonMobil Corporation’s Law Department in 1990.

George Maxwell, VAALCO’s Chief Executive Officer, commented, “We would like to thank Michael for his tireless dedication and valued years of service to VAALCO. Michael was a part of the executive team that guided VAALCO through some very challenging periods for the industry and helped the Company emerge stronger. We will miss Michael’s legal guidance and strategic insight and we wish him the best in his future endeavors.”

About VAALCO

VAALCO, founded in 1985, is a Houston, USA based, independent energy company with production, development and exploration assets in the West African region.

The Company is an established operator within the region, holding a 63.6% participating interest in the Etame Marin Block, located offshore Gabon, which to date has produced over 126 million barrels of crude oil and of which the Company is the operator.

For Further Information

VAALCO Energy, Inc. (General and Investor Enquiries)	+00 1 713 623 0801
Website:	www.vaalco.com

Al Petrie Advisors (US Investor Relations)	+00 1 713 543 3422
Al Petrie / Chris Delange

Buchanan (UK Financial PR)	+44 (0) 207 466 5000
Ben Romney / Jon Krinks/ Chris Judd	VAALCO@buchanan.uk.com